                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     TRIPLE S PLASTICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            TRIPLE S PLASTICS, INC.
                               14320 PORTAGE ROAD
                         VICKSBURG, MICHIGAN 49097-0905

                            ------------------------

                         NOTICE OF 1998 ANNUAL MEETING

                             ---------------------

To the Shareholders of

  TRIPLE S PLASTICS, INC.:

    Please take notice that the Annual Meeting of Shareholders of Triple S Plastics, Inc. will be held at the Radisson Plaza Hotel, Kalamazoo Center, 100 West Michigan Avenue, Kalamazoo, Michigan 49007, on Tuesday, June 30, 1998, at 10:00 a.m. local time, for the following purposes:

    1. To elect two directors for terms of three years each as described in the Proxy Statement.

    2. To consider and act upon a proposal to adopt an Amended and Restated Employee Stock Purchase Plan.

    3. To transact any other business that may properly come before the meeting.

    Only shareholders of record as of the close of business on May 15, 1998, are entitled to vote at the meeting, including any adjournment. A list of shareholders entitled to vote has been prepared by the Company's stock transfer agent and will be available for inspection by shareholders at the meeting, but only for purposes germane to the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                       [SIGNATURE]
                                          --------------------------------------
                                          Robert D. Monk
                                          SECRETARY

May 29, 1998

                                IMPORTANT NOTICE
Please sign, date, and return the accompanying Proxy in the enclosed self-addressed envelope regardless of whether you expect to attend the meeting in person. Any person giving a Proxy has the power to revoke that Proxy, at any time, and shareholders who are present at the meeting may withdraw their Proxies and vote in person if they wish.

                            TRIPLE S PLASTICS, INC.
                               14320 PORTAGE ROAD
                         VICKSBURG, MICHIGAN 49097-0905

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                            SOLICITATION OF PROXIES

    This Proxy Statement is being furnished to the shareholders of Triple S Plastics, Inc. (the "Company") in connection with the solicitation of Proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders. The meeting will be held at 10:00 a.m. on Tuesday, June 30, 1998, at the Radisson Plaza Hotel, Kalamazoo Center, 100 West Michigan Avenue, Kalamazoo, Michigan 49007. The purposes of the meeting are set forth in the Notice of 1998 Annual Meeting. This Proxy Statement and the accompanying Proxy are being mailed on or about May 29, 1998, to shareholders of record of the Company's common stock as of the close of business on May 15, 1998. Each share held on the record date entitles the registered holder to one vote at the Annual Meeting. As of the record date, there were 3,742,993 shares of the Company's common stock issued and outstanding.

    If the form of Proxy accompanying this Proxy Statement is properly executed and returned to the Company, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders in accordance with the directions of the shareholder(s). If the Proxy is signed and returned without any direction given, the shares will be voted in accordance with the recommendations of the Board of Directors as described in this Proxy Statement. Any shareholder giving a Proxy may revoke the Proxy, at any time before it is voted at the meeting, by delivering a written notice of revocation to the Secretary of the Company, by submitting a subsequently executed proxy or by attending the meeting and voting in person. The Chairman of the meeting will announce the closing of the polls during the meeting, and all Proxies must be received prior to the closing of the polls in order to be counted.

    The cost of the solicitation of Proxies will be borne by the Company. In addition to the use of the mails, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation. The Company does not intend to pay any compensation for the solicitation of Proxies, except that brokers, nominees, custodians and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending proxy materials to beneficial owners and obtaining their Proxies.

                             ELECTION OF DIRECTORS

    The Company's Articles of Incorporation provide for a classified Board of Directors, with approximately one-third of the directors to be elected annually for terms of three years each. The Articles also provide that the exact size of the Board is to be determined by the directors, and that number is currently fixed at six members. Victor V. Valentine, Jr. and James F. Hettinger, incumbent directors whose terms of office expire at the annual meeting, have been nominated by the Board of Directors for reelection to three-year terms expiring in 2001.

    Unless otherwise directed by an appropriate mark on a shareholder's Proxy, the persons named as proxy voters in the accompanying Proxy will vote for the nominees described below. In the event a nominee is no longer a candidate at the time of the Annual Meeting of Shareholders (a situation which is not now anticipated), the Board of Directors may designate a substitute nominee, in which case the accompanying Proxy will be voted for the substituted nominee.

    Under Michigan law, directors are elected by a plurality of the votes cast by shareholders. Therefore, the nominees for each class who receive the largest number of affirmative votes will be elected, irrespective of the number of votes received. Broker nonvotes, votes withheld and votes cast against any nominee will not have a bearing on the outcome of the election. Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

    The Board of Directors recommends a vote FOR the election of the persons nominated by the Board.

    The content of the following table relating to business experience is based upon information furnished to the Company by the nominees and directors.

       NAMES, (AGES), POSITIONS AND BACKGROUNDS OF DIRECTORS AND NOMINEES             SERVICE AS A DIRECTOR
--------------------------------------------------------------------------------  -----------------------------

                      NOMINEES FOR TERMS TO EXPIRE IN 2001

Victor V. Valentine, Jr. (52) has been the Company's President since 1990, and    Director since 1983
prior to that time he served as the Company's Vice President of Sales and
Marketing for more than five years.

James F. Hettinger (49) is the President and Chief Executive Officer of Battle    Director since 1992
Creek Unlimited, Inc. (an industrial park development corporation), and he has    Member of Compensation
held that position for more than five years.                                      Committee

                      DIRECTORS WHOSE TERMS EXPIRE IN 2000

Daniel B. Canavan (44) is the Chairman of the Board and the Company's Chief       Director since 1982
Executive Officer, and he has held that position for more than five years.

Albert C. Schauer (55) is the Chairman and Chief Executive Officer of Clausing    Director since 1990
Industrial, Inc. (machine tool distribution), Kalamazoo, Michigan, and he has     Member of Compensation
held that position for more than five years. Mr. Schauer also serves as a         and Audit Committees
director of the 600 Group PLC, (an international engineering company) with shares publicly traded on the London Stock Exchange. In addition, Mr. Schauer is a director of Griffith Laboratories International, Inc. (food ingredient and flavor system manufacturer) Alsip, Illinois, and The Windquest Group
(investment/ management firm), Grand Rapids, Michigan.

                      DIRECTORS WHOSE TERMS EXPIRE IN 1999

Robert D. Bedilion (60) retired December 31, 1996, from his position as           Director since 1997
President of Polymerland Incorporated, a subsidiary of General Electric Company,  Member of Compensation
which he had held since 1989.                                                     Committee

David L. Stewart (59) has been retired for more than five years. Prior to his     Director since 1969
retirement Mr. Stewart served as the Company's Chairman and Chief Executive       Member of Audit Committee
Officer.

                            ------------------------

    William J. Stewart, a Vice President of the Company, and David L. Stewart are brothers. There are no other family relationships between or among the nominees, directors and executive officers of the Company.

    The Company has an Audit Committee which recommends to the Board of Directors the selection of independent public accountants to serve as the Company's auditors, and reviews the scope of their audit, their audit report and any recommendations made by them. This Committee also conducts reviews of any related-party transactions or potential conflict of interest situations. This Committee met on three occasions during the preceding fiscal year.

    The Company has a Compensation Committee which annually reviews the Company's compensation policy for executive officers and makes recommendations to the Board of Directors with respect to that policy, as well as making compensation decisions for executive officers. The Committee also administers the Company's incentive plans involving the Company's common stock. This Committee met on four occasions during the preceding fiscal year.

    The Company does not have a standing nominating committee.

    The Board of Directors met six times during the preceding fiscal year, and all directors attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board and meetings of committees on which they served.

                      PROPOSAL TO APPROVE THE AMENDED AND
                     RESTATED EMPLOYEE STOCK PURCHASE PLAN

    In 1994, the shareholders of the Company approved the Triple S Plastics Employee Stock Purchase Plan, providing for the sale of the Company's common stock to employees of the Company at a price equal to eighty-five percent (85%) of market value. As of May 1, 1998, 19,532 shares have been sold to approximately 80 employees of the Company, and 80,468 shares remained available for the sale under the original Plan, which will expire on June 21, 2004.

    On May 27, 1998, the Board of Directors adopted an amended and restated version of the Plan (the "Plan"), subject to approval of the Company's shareholders. The amended and restated Plan modifies the existing plan by making employees of subsidiary corporations eligible to participate in the Plan, and extending the expiration date of the Plan to May 27, 2008. Shareholders will be asked to consider and approve the Plan, as amended and restated, at the Annual Meeting. The following paragraphs summarize the principal features of the amended and restated Plan, and the full text of the Plan, as amended, is appended to this Proxy Statement as Appendix A.

    PURPOSE. The Board of Directors believes that the availability of an opportunity to purchase shares of the Company's common stock under the Plan at a discount from market price is important to provide a further inducement to employees of subsidiaries, as well as the parent Company, to continue their employment, and to encourage those employees to increase their efforts to promote the best interests of the Company and its subsidiaries.

    OPERATION OF THE STOCK PURCHASE PLAN. If approved by the shareholders, the Plan, as amended, will become effective immediately. All active employees of the Company, except certain part-time employees and executive officers, are eligible to participate in the Plan after completing six months of continuous employment. However, no employee is entitled to purchase shares of common stock under the Plan if he or she is the holder of five percent (5%) or more of the outstanding stock of the Company.

    The Plan provides an opportunity for eligible employees to purchase shares of the Company's common stock quarterly at a price equal to eight-five percent (85%) of the market value of the shares as of the last business day of each Purchase Period. A Purchase Period is defined as each fiscal quarter of the Company. Market value is defined as the sale price reported in the Nasdaq Stock Market on the applicable purchase date. Eligible employees who have elected to participate may contribute cash (not less than $10 per pay period nor greater than ten percent (10%) of gross earnings) to the Plan through payroll deduction; however, aggregate contributions in any calendar year for any employee may not exceed $10,000. Purchases in whole numbers of shares are made automatically as of the last business day of each Purchase Period with funds contributed by participating employees. A participant may terminate his or her participation at any time prior to his or her last pay date in a Purchase Period by written notice to the

Company; however, a terminating participant will not be eligible to reenter the Plan until after the expiration of three full fiscal quarters.

    Rights under the Plan are not transferable. Any termination of employment, including death and retirement, automatically terminates participation. In addition, the Plan automatically terminates on May 27, 2008, unless terminated earlier by the Board of Directors. The Board of Directors may amend the Plan at any time, except that such amendment may not: (a) alter the number of shares that may be issued under the Plan; (b) decrease the purchase price per share subject to the Plan; or (c) change the eligibility requirements for participation under the Plan.

    SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES. The Plan is intended to be a qualified "Employee Stock Purchase Plan," as defined in Section 423 of the Internal Revenue Code. The following paragraphs summarize the consequences of the acquisition and disposition of shares of the Company's common stock for federal income tax purposes, based on management's understanding of existing federal income tax laws.

    Funds contributed by employees through payroll deduction are a part of current compensation taxable as ordinary income, although not actually received by employees. As of the last business day of each Purchase Period, a participating employee will be considered to have been granted an option to purchase shares as of such date and to have exercised that option. If the employee does not dispose of such shares for a period of two (2) years after the date of the grant of the option (the "Holding Period"), upon subsequent disposition of the shares or upon death, the employee will realize compensation, taxable as ordinary income, equal to the lesser of: (a) the amount by which the market value of the shares at the time of disposition or death exceeds the option exercise price; or (b) the amount by which the market value of the shares at the time the option was granted exceeded the option exercise price. If (b) is the lesser amount, the difference between the market value of the shares at the time of disposition or death and the market value of the shares at the time the option was granted will be taxed as a capital gain. In the event the Holding Period requirement described above is not met, the amount to be treated as compensation on disposition of the shares by the employee is the difference between the option exercise price and the market value of the shares at the time the option is exercised. If the Holding Period requirement is not met, the Company will be entitled to a deduction for federal income tax purposes equal to the amount recognized as compensation by the employee; otherwise, the Company will not be entitled to any deduction for federal income tax purposes with respect to shares sold to an employee pursuant to exercise of an option granted under the Plan.

    The rules governing the tax treatment of the receipt of stock acquired under the terms of the Plan are quite technical; consequently, the above-description of tax consequences is necessarily general in nature and does not purport to be complete. In addition, tax consequences under applicable state and local laws may not be the same as under federal law.

    The affirmative vote of a majority of the Company's outstanding common stock represented and voted at the Annual Meeting is required to approve the adoption of the Plan as amended and restated. Since a majority of the votes cast is required for approval, a negative vote will necessitate in offsetting an affirmative vote to assure approval. Any ballot or proxy marked "abstain" and any broker nonvote will be counted as a negative vote. Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

    The Board of Directors recommends a vote FOR the approval of the amended and restated Plan.

                       SECURITIES OWNERSHIP OF MANAGEMENT

    The following table contains information regarding ownership of the Company's common stock by each director and nominee for election as a director, each executive officer named in the tables under the caption Executive Compensation, and all directors and executive officers as a group. The content of this table is based upon information supplied by the persons identified in the table and represents the Company's understanding of circumstances in existence as of May 31, 1998.

                                                                        AMOUNT AND NATURE OF
                                                                        BENEFICIAL OWNERSHIP
                                                                   ------------------------------
                                                                        SHARES
                                                                     BENEFICIALLY     EXERCISABLE
NAME OF BENEFICIAL OWNER                                               OWNED(1)       OPTIONS(2)   PERCENT OF CLASS
-----------------------------------------------------------------  -----------------  -----------  -----------------
Robert D. Bedilion...............................................          16,033          5,033           *
Daniel B. Canavan................................................         940,170         13,000            24.5%
James F. Hettinger...............................................           9,533          6,333           *
Robert D. Monk...................................................          29,800         17,500           *
Albert C. Schauer................................................          10,333          6,333           *
David L. Stewart.................................................         179,518          6,333             4.7%
William J. Stewart...............................................          80,731(3)       3,000             2.1%
Victor V. Valentine, Jr..........................................         939,166         13,000            24.5%
Michael E. Zaagman...............................................          11,457         10,500           *
All executive officers and directors as a group
  (12 persons)...................................................       2,230,941         94,032            58.1%

------------------------

*Less than one percent

(1) Unless otherwise noted, the persons named in the table have sole voting and sole investment power or share voting and investment power with their respective spouses.

(2) This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned "Shares Beneficially Owned."

(3) Includes 50 shares held by Mr. Stewart as custodian for his grandchild; Mr. Stewart disclaims beneficial ownership of those shares.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table contains information with respect to ownership of the Company's common stock by persons or entities who are beneficial owners of more than five percent of the Company's voting securities. The information contained in this table is based on information contained in Schedules 13D and 13G to the Company.

                                                                            AMOUNT AND NATURE OF
                   NAME AND ADDRESS OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP   PERCENT OF CLASS
--------------------------------------------------------------------------  --------------------  -------------------
Pioneering Management Corporation                                                   198,500                  5.3%
  60 State Street
  Boston, MA 02109

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

    The following table contains information regarding compensation with respect to the three preceding fiscal years of the Company's chief executive officer and each other executive officer whose salary and bonus exceeded $100,000 (the "Named Executives"). This information is reflected on an accrual basis for each fiscal year so that bonuses relate to the year of performance, even though paid in the ensuing fiscal year.

                                                       ANNUAL COMPENSATION
                                                      ----------------------   ALL OTHER
EXECUTIVE                                      YEAR   SALARY($)    BONUS($)    COMPENSATION($)(1)
---------------------------------------------  -----  ----------   ---------   ----------

Daniel B. Canavan ...........................   1998   $ 196,062    $   -0-      $ 3,257
  Chief Executive Officer                       1997     145,712      3,500        2,453
                                                1996     145,989        -0-        3,010

Victor V. Valentine, Jr. ....................   1998   $ 154,735    $   -0-      $ 2,946
  President                                     1997     147,327      3,500        3,529
                                                1996     147,949    $   -0-          265

Michael E. Zaagman ..........................   1998   $ 122,397    $ 4,000      $ 2,170
  Vice President of Operations                  1997      76,365      8,500        1,818
                                                1996      75,514        -0-          496

Robert D. Monk (2) ..........................   1998   $ 121,561    $ 4,000      $ 1,466
  Vice President, Chief Financial               1997     104,949      3,500        1,474
  Officer, Secretary/Treasurer

William J. Stewart ..........................   1998   $ 119,227    $   -0-      $ 2,394
  Vice President                                1997     110,785    $ 5,500        3,068
                                                1996     110,745        -0-        2,821

------------------------

(1) The amounts set forth in this column include: (a) Company matching contributions under the Company's Profit Sharing Plan, pursuant to which substantially all employees of the Company are eligible to participate; and
    (b) payments by the Company of premiums for term life insurance for the benefit of the Named Executives.

(2) Mr. Monk's employment with the Company commenced April 1, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                                       -----------------------------------------------------
                                                      PERCENT OF
                                                       OPTIONS                                 GRANT DATE
                                                      GRANTED TO     EXERCISE                    PRESENT
                                         OPTIONS         ALL           PRICE      EXPIRATION      VALUE
EXECUTIVE                              GRANTED(1)     EMPLOYEES      ($/SH)(2)       DATE        ($)(3)
-------------------------------------  -----------   ------------   -----------   ----------   -----------

Daniel B. Canavan....................    20,000(1)       18.3         $ 7.25       5/21/07       $ 84,800

                                         20,000(2)       17.9           6.25       3/24/08         72,400

Victor V. Valentine, Jr..............    20,000(1)       18.3         $ 7.25       5/21/07       $ 84,800

                                         20,000(2)       17.9           6.25       3/24/08         72,400

William J. Stewart...................       -0-

Robert D. Monk.......................    15,000(1)       13.8         $ 7.25       5/21/07       $ 63,600

                                         15,000(2)       13.3           6.25       3/24/08         54,300

Michael E. Zaagman...................    15,000(1)       13.8         $ 7.25       5/21/07       $ 63,600

                                         15,000(2)       13.3           6.25       3/24/08         54,300

------------------------

(1) Options become exercisable for 50% of the shares subject to the option on the first anniversary of the grant date and for the balance on the second anniversary of the grant date.

(2) Options become exercisable for 50% of the shares subject to the option two and one-half years after the grant date and the balance five years after the grant date.

(3) The exercise price may be paid in cash, and/or surrender of outstanding shares of the Company's common stock.

(4) Present value calculated under the Black-Scholes Valuation Model, assuming volatility of .34, a risk-free rate of return equal to 10 year treasury bonds (6.12%) a dividend yield of zero, and exercise in 10 years. This model is an alternative suggested by the Securities and Exchange Commission, and the Company neither endorses this particular model nor necessarily agrees with the method of valuing options. The ultimate value of the options will depend on the Company's success as reflected by an increase in the price of its shares which will inure to the benefit of all shareholders.

                            ------------------------

      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUES

                                NUMBER OF SECURITIES
                               UNDERLYING UNEXERCISED                VALUE OF UNEXERCISED
                                  OPTIONS AT FISCAL                IN-THE-MONEY OPTIONS AT
                                     YEAR-END(#)                      FISCAL YEAR-END($)
                             ---------------------------   ----------------------------------------
                             EXERCISABLE    UNEXERCISABLE      EXERCISABLE         UNEXERCISABLE
                             ------------   ------------   -------------------  -------------------
Daniel B. Canavan..........    1,500         41,500             $         180        $        180
Victor V. Valentine........    1,500         41,500             $         180        $        180
William J. Stewart.........    1,500          1,500             $         180        $        180
Robert D. Monk.............    5,000         35,000             $         600        $        600
Michael E. Zaagman.........    1,500         31,500             $         180        $        180

                        REPORT ON EXECUTIVE COMPENSATION

    The Company's executive compensation program falls under the jurisdiction of the Compensation Committee of the Board of Directors, composed exclusively of outside directors. The Committee is responsible for reviewing the cash and non-cash compensation arrangements for executive officers and making recommendations thereon to the Board of Directors. The Committee is also responsible for administering the Company's stock-based incentive plans.

    The Company's executive compensation program is designed to help attract, motivate, and retain executive management personnel. In formulating and administering this program, the Company attempts to position itself favorably against comparable employers, considering factors such as relative size, growth rate, geographic location, and industry. Three components of the compensation program--base salary, cash bonus, and stock options--are available to the Committee in fashioning packages for individual executives.

    Base salary for each executive is predicated on the individual executive's level of responsibility and prevailing competitive circumstances for managerial talent. Base salaries for executives other than the Chief Executive Officer are reviewed annually and adjusted where appropriate based upon recommendations by Mr. Canavan, the Chief Executive Officer. Mr. Canavan's base salary is also reviewed annually by the Committee without Mr. Canavan's participation. The Company's cash bonus plan is designed to positively impact the Company's annual earnings by means of an annual cash payment to the Company's managers and is dependent on the Company's profitability. Cash bonuses for executives, including the Chief Executive Officer, for the preceding fiscal year were determined under a plan established at the beginning of the year. The plan specifies a certain minimum for the Company's earnings per share ("EPS"), and no bonuses accrue unless and until that minimum is achieved. The Plan also specifies certain target levels of EPS above the minimum, and achievement of those targets results in cash bonuses for executives based upon specified percentages of their base pay, where the percentages increase corresponding to increases in the target levels of EPS above the minimum. Although the minimum EPS was not achieved for the fiscal year ended March 31, 1998. A discretionary and relatively minor bonus was paid to all full-time employees of the Company for their performance and progress toward other Company objectives.

    A stock option plan was established early in 1994 in connection with the initial public offering of the Company's common stock. This plan was adopted to provide stock-based incentive compensation that focuses on long-term Company performance and to more closely align the interests of management with the interests of public shareholders.

                                          Compensation Committee

                                          James F. Hettinger
                                          Albert C. Schauer
                                          Robert D. Bedilion

                            STOCK PERFORMANCE GRAPH

    The following graph depicts the cumulative total return on the Company's common stock compared to the cumulative total return for the NASDAQ composite market (all U.S. companies) and a peer group of plastics-diversified companies selected by the Company. The graph assumes an investment of $100 on March 16, 1994, when the Company's stock was first traded in a public market. Reinvestment of dividends is assumed in all cases.
                                    [CHART]


TOTAL RETURN ANALYSIS
(DOLLARS)
                              3/16/94      3/31/94      3/31/95      3/29/96      3/31/97      3/31/98
TRIPLE S PLASTICS, INC.      $     100    $     110    $      70    $      58    $      58    $      50
PEER GROUP                   $     100    $      94    $      92    $      89    $     166    $     308
NASDAQ COMPOSITE (US)        $     100    $      93    $     110    $     141    $     156    $     238

    The companies included in the Company's peer group are as follows:

Essef Corp                              IPL, Inc.
Gencorp, Inc.                           Leader Industries, Inc.
Intek Diversified, Inc.                 Spartech Corp.
                                        Sun Coast Industries, Inc.

    The returns of each company included in the self-determined peer groups are weighted according to each respective company's stock market capitalization.

                             DIRECTOR COMPENSATION

    Directors who are employees of the Company receive no compensation for services as directors. For the fiscal year ended March 31, 1998, directors who were not employees of the Company received a $4,000 annual retainer as well as a director's fee of $1,000 for each Board meeting attended and $500 for each committee meeting attended. For the fiscal year ended March 31, 1998, each nonemployee director received an option to acquire 10,000 shares of the Company's common stock at the market price as of the date of the grant pursuant to the Company's Outside Director Stock Option Plan (the "Director Plan"). These options have a term of three and one-half years, and are subject to annual vesting at the rate of approximately one-third of the total shares subject to grant.

                                 MISCELLANEOUS

    The Company has not adopted any long-term incentive plan or any defined benefit or actuarial plan, as those terms are defined in the applicable regulations promulgated by the Securities and Exchange Commission. Neither does the Company have any contracts with its executive officers assuring them of continued employment, nor any compensatory arrangements for executives linked to a change in control of the Company. The Company has retained the services of Mr. Albert C. Schauer, a director of the Company, to provide certain consulting services to the Company at an hourly rate of $175. Mr. Schauer has agreed to provide advice in identifying and evaluating potential partners for joint ventures and strategic alliances, as well as possible acquisition candidates.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements of the Company for the fiscal year ended March 31, 1998, have been audited by BDO Seidman, LLP, independent public accountants, and the Board of Directors has selected BDO Seidman, LLP to serve as the Company's independent accountants for the fiscal year ending March 31, 1999. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and will have an opportunity to make a statement if they desire.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based upon a review of Forms 3, 4 and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those forms as required by Section 16(a) of the Securities Exchange Act of 1934, except for one late report covering one transaction by Mr. Robert Bedilion.

                   SHAREHOLDER PROPOSALS--1999 ANNUAL MEETING

    Shareholder Proposals intended to be presented at the next Annual Meeting of the Shareholders of the Company must be received by the Company not later than January 30, 1999, to be considered for inclusion in the Company's Proxy Statement relating to that meeting. Shareholder proposals should be addressed to the attention of the Secretary, 14320 Portage Road, Box E, Vicksburg, Michigan 49097-0905.

                                 MISCELLANEOUS

    The Company's Annual Report to Shareholders including financial statements, is being mailed to shareholders with this Proxy Statement.

    Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. If other business should come before the meeting, the persons named as proxy holders in the accompanying Proxy intend to vote the shares in accordance with their judgment, and discretionary authority to do so is included in this Proxy.

                                          By Order of the Board of Directors

                                                       [SIGNATURE]
  ------------------------------------------------------------------------------
                                          ROBERT D. MONK
                                          SECRETARY

May 29, 1998
Vicksburg, Michigan

                                   APPENDIX A
                            TRIPLE S PLASTICS, INC.
                          EMPLOYEE STOCK PURCHASE PLAN
                     (AS AMENDED AND RESTATED MAY 27, 1998)

    1. PURPOSE. The purpose of the Triple S Plastics, Inc. Employee Stock Purchase Plan (the "Plan") is to provide employees of Triple S Plastics, Inc. (the "Company") and employees of its controlled subsidiaries with a further inducement to continue their employment and to encourage such employees to increase their efforts to promote the best interests of the Company by permitting them to purchase shares of common stock, without par value, (the "Shares") of the Company, at a price less than the market price, under such circumstances that the purchase qualifies as the exercise of an option granted under an employee stock purchase plan, as defined by Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

    2. ADMINISTRATION. The Plan shall be administered by a committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall consist of not less than three members who are not eligible to participate in the Plan. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee shall be filled by the Board of Directors. The Committee may establish from time to time such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan shall be final and conclusive. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person may rely on information furnished in connection with the Plan's administration by any appropriate person or persons. In addition, no member of the Board of Directors shall be liable for any action or determination made in good faith with respect to the Plan.

    3. ELIGIBILITY. Participation under the Plan shall be open to all active employees of the Company (the "Eligible Employees") and of any subsidiary that is more than fifty percent (50%) controlled by the Company, directly or indirectly, that is approved by the Company's Board of Directors for inclusion in the Plan, except: (a) employees who have been employed less than six (6) months; (b) employees whose customary employment is twenty (20) hours or less per week; (c) employees whose customary employment is for not more than five months in any calendar year; and (d) executive officers. No option rights shall be granted under the Plan to any person who is not an Eligible Employee, and no Eligible Employee shall be granted option rights under the Plan: (a) if such employee, immediately after receiving the grant of such option rights under the Plan, owns (under the rules of Sections 423(b)(3) and 424(d) of the Code) stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company; or (b) which permit such employee to purchase Shares under this Plan and any other employee stock purchase plan of the Company (but not an incentive stock option plan) at option prices aggregating more than Ten Thousand Dollars ($10,000) in any one calendar year. In no event may such option rights accrue at a rate which exceeds that permitted by Section 423(b)(8) of the Code.

    4. SHARES AVAILABLE FOR PLAN. Purchases of Shares pursuant to this Plan may be made out of the Company's presently or hereafter authorized but unissued Shares, or out of Shares now or hereafter held in treasury by the Company, or from outstanding Shares, or partly out of each, as determined by the Board of Directors. The maximum number of Shares which may be purchased under the Plan is One Hundred

Thousand (100,000) Shares, subject, however, to adjustment as hereinafter set forth. In the event the Company shall, at any time after the effective date of the Plan, change its issued Shares into an increased number of Shares, with or without par value, through a stock dividend or stock split, or into a decreased number of Shares, with or without par value, through a combination of Shares, then effective with the record date for such change, the maximum number of Shares which thereafter may be purchased under the Plan shall be the maximum number of Shares which, immediately prior to such record date, remained available for purchase under the Plan, proportionately increased, in the case of such stock dividend or split, or proportionately decreased, in the case of such combination of Shares. In the event of any other change affecting Shares, such adjustment shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

    5. EFFECTIVE DATES. This Plan, as amended, shall become effective at such time as the Plan is approved by the shareholders of the Company. For so long as the Plan remains in effect, a new Option Period shall commence on the first day of each fiscal quarter, with the last date of each fiscal quarter being the end of the Option Period.

    6. PARTICIPATION. An employee of the Company who is an Eligible Employee at or prior to the first day of any Option Period may become a Participant as of such date by: (a) at least ten (10) days prior to such date, completing and delivering a payroll deduction Authorization Form (the "Authorization") to the Company's payroll department or (b) at least thirty (30) days prior to the last day of the Option Period, completing and delivering to the Company a lump sum payment form furnished by the Company, accompanied by payment to the Company in the amount of the lump sum to be credited to the Eligible Employee's Purchase Account. The Authorization will direct a regular payroll deduction from the Participant's compensation to be made on each of the Participant's pay dates occurring during each Option Period in which he or she is a Participant.

    7. PAYROLL DEDUCTIONS AND LUMP SUM PAYMENTS. The Company will maintain payroll deduction accounts for all employees who are Participants and who have filed Authorizations for Payroll Deduction. Payments made by Participants, whether by payroll deduction or lump sum payment, shall be credited to the Participant's Stock Purchase Account (the "Purchase Account"). No amounts other than payroll deductions and lump sum payments authorized under this Plan may be credited to a Participant's Purchase Account. A Participant may authorize a payroll deduction in any amount not less than Ten Dollars ($10) for each pay period, but not more than a maximum of ten percent (10%) of the Participant's gross earnings (before withholding or other deductions) with respect to which payments are to be made to him or her by the Company on such pay date. One time only during any calendar year, a Participant may make one lump sum payment during any Option Period in any amount not less than Fifty Dollars ($50), but not more than the lesser of Five Thousand Dollars ($5,000) or ten percent (10%) of the Participant's gross earnings (before withholding or other deductions) for the immediately preceding Option Period. In the event a Participant makes payments for credit to his or her Purchase Account through both payroll deductions and lump sum payments, the total of such payments during any Option Period shall not exceed ten percent (10%) of the Participant's gross earnings payable by the Company for the immediately preceding Option Period. In no event shall payments of any kind for credit to a Purchase Account by or on behalf of any Participant aggregate more than Five Thousand Dollars ($5,000) by payroll deduction and Five Thousand Dollars ($5,000) by lump sum contribution, or a total of Ten Thousand Dollars ($10,000) in any calendar year.

    8. CHANGES IN PAYROLL DEDUCTION. Payroll deductions shall be made for each Participant in accordance with the Participant's Authorization and shall continue until the Participant's participation terminates, the Authorization is revised or revoked, or the Plan terminates. A Participant may, as of the beginning of any Option Period, increase or decrease the Participant's payroll deduction within the limits specified in Section 7 by filing a new Authorization at least ten (10) days prior to the beginning of such Option Period.

    9. TERMINATION OF PARTICIPATION-WITHDRAWAL OF FUNDS. A Participant may for any reason and at any time, on written notice given to the Company prior to the Participant's last pay date in any Option Period, elect to terminate his or her participation in the Plan and permanently draw out the balance accumulated in his or her Purchase Account. Upon any such termination by a Participant, he or she shall cease to be a Participant, his or her Authorization shall be revoked effective upon receipt, and the amount to his or her credit in his or her Purchase Account (exclusive of accounts payable in respect of the exercise of any option to purchase Shares theretofore granted under the Plan), as well as any unauthorized payroll deductions made after such revocation, shall be promptly refunded in cash to the Employee. An Eligible Employee who has thus terminated participation in the Plan may thereafter begin participation in the Plan again only after the expiration of three of the Company's full fiscal quarters after such termination and withdrawal of funds occurred. Partial withdrawals of funds shall not be permitted.

    10. PURCHASE OF SHARES. During each Option Period while this Plan remains in effect, each Participant shall be granted an option as of the last business day of such Option Period for the purchase of as many full Shares, but not less than one (1) full share, as may be purchased with the funds in his or her Purchase Account. This election shall be automatically made as provided in this Section unless the Participant terminates participation as provided in Section
9. The purchase price for each Share purchased shall be eighty-five percent (85%) of the fair market value of a Share on the last day of the Option Period (the "Purchase Date"), where fair market value means the closing sale price reported on the Nasdaq Stock Market on the Purchase Date, or if no closing price in the over-the-counter market is reported by Nasdaq for the Purchase Date, then on the next preceding day on which such price is reported. If such percentage results in a fraction of a cent, the purchase price shall be increased to the next higher full cent. If, as of each Purchase Date, the Participant's Purchase Account contains sufficient funds to purchase at least one (1) or more full Shares, the Participant shall be deemed to have exercised an option to purchase all such Shares at the purchase price; the Participant's Purchase Account shall be charged for the amount of the purchase; and a stock certificate shall be issued to the Participant. As of each subsequent Purchase Date when sufficient funds have again accrued in the Participant's Purchase Account to purchase one
(1) or more Shares, Shares will be purchased in the same manner. Any balance remaining in a Participant's Purchase Account after a Purchase Date will be carried forward into the following Option Period. Notwithstanding the foregoing, any balance remaining in a Purchase Account at the termination of the Plan will be automatically refunded to the Participant in accordance with Section 17.

    11. REGISTRATION OF CERTIFICATES. Certificates may be registered only in the name of the Participant.

    12. RIGHTS AS A SHAREHOLDER. None of the rights or privileges of a shareholder of the Company shall exist with respect to Shares purchased under this Plan unless and until certificates representing such Shares shall have been issued.

    13. RIGHTS ON RETIREMENT, DEATH OR TERMINATION OF EMPLOYMENT. In the event of a Participant's retirement, death or other termination of employment, no payroll deduction shall be taken from any pay due and owing to a Participant at such time, and the balance in the Participant's Purchase Account shall be paid to the Participant or, in the event of the Participant's death, to the Participant's estate.

    14. RIGHTS NOT TRANSFERABLE. Rights under this Plan are not transferable by a Participant and are exercisable only by the Participant during his or her lifetime.

    15. APPLICATION OF FUNDS. All funds received or held by the Company under this Plan may be commingled with other funds and may be used by the Company for any corporate purpose.

    16. AMENDMENT OF THE PLAN. The Board of Directors of the Company may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of the Company's shareholders, no amendment shall be made:
(a) increasing the number of Shares approved for this Plan (other than as provided in Section 4); (b) decreasing the Purchase Price per Share; or (c) changing the eligibility requirements for participation in this Plan.

    17. TERMINATION OF THE PLAN. Unless sooner terminated as hereinafter provided, this Plan shall terminate on May 27, 2008. The Company may, by action of its Board of Directors, terminate the Plan at any time. Notice of termination shall be given to all then Participants, but any failure to give such notice shall not impair the termination. Upon termination of the Plan, all amounts in Purchase Accounts of Participants shall be promptly refunded.

    18. GOVERNMENTAL REGULATIONS. The Company's obligation to sell and deliver Shares under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares. If, at any time, Shares deliverable hereunder are required to be registered or qualified under any applicable law, or delivery of such Shares is required to be accompanied or preceded by a prospectus or similar circular, delivery of certificates for such Shares may be deferred for a reasonable time until such registrations or qualifications are effected or such prospectus or similar circular is available.

                                 CERTIFICATION

    The foregoing Plan was duly adopted by the Board of Directors on the 27th day of May, 1998, subject to approval by the Company's shareholders.

                                By:              /s/ Robert D. Monk
                                     ------------------------------------------
                                                   Robert D. Monk
                                                     SECRETARY

PROXY                      TRIPLE S PLASTICS, INC.                        PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The shareholder(s) signing on the reverse side hereby appoint(s) Robert
D. Monk and Victor V. Valentine, Jr. as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated herein, all of the shares of common stock of Triple S Plastics, Inc. held of record by such shareholder(s) on June 2, 1997, at the Annual Meeting of Shareholders, to be held on July 23, 1997, or at adjournment thereof.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE LISTED NOMINEES AND "FOR" PROPOSAL 3.




                        (TO BE SIGNED ON REVERSE SIDE)

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.



                           FOR         WITHHELD
1. Election of two         / /            / /      NOMINEES: Daniel B. Canavan
   Directors for a                                           Albert C. Schauer
   three-year term:

   For, except votes withheld from the following nominee:

   -----------------------------------------------------

                                                          FOR           WITHHELD
2. Election of           NOMINEE: Robert D. Bedilion      / /             / /
   Director for a
   two-year term:
                                                          FOR  AGAINST  ABSTAIN
3. Approval of the Amendment to the Company's             / /    / /       / /
   Outside Director Stock Option Plan:
                                                          FOR  AGAINST  ABSTAIN
4. In their discretion, the Proxies are authorized to     / /    / /      / /
   act upon such other business as may properly come
   before the meeting.
                                                                 YES      NO
                                I plan to attend the meeting.    / /      / /



SIGNATURE(S)                                          DATE:
            -----------------------------------------      -----------------

NOTE: Please sign your name exactly as it appears hereon. When shares are held jointly, each holder should sign. When signing for an estate, trust or corporation, the title and capacity should be stated. Persons signing as attorneys-in-fact should submit powers of attorney.